EXHIBIT 10 (A)

                        Consent of Deloitte & Touche LLP


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INDEPENDENT AUDITORS' CONSENT



We consent to the use in this Post-Effective Amendment No. 7 to Registration Statement No. 333-05529 of Ameritas Life Insurance Corp. Separate Account LLVA on Form N-4 of our reports dated February 9, 2001, on the financial statements of Ameritas Life Insurance Corp., and the subaccounts of Ameritas Life Insurance Corp. Separate Account LLVA, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the heading "Services" in such Statement of Additional Information.


/s/Deloitte & Touche LLP


Lincoln, Nebraska
February 27, 2001